EXHIBIT 23.1
Consent of Independent Accountants
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-140859), S-4 (No. 333-88443), and S-8 (Nos. 2-64560, 33-21748, 33-51453, 33-52841, 33-58205, 33-61795, 333-27381, 333-40271, 333-43730, 333-49183, 333-67414, 333-88443, 333-91027, 333-103518, 333-103519, 333-105080, 333-115185, 333-122932, 333-145015, 333-155074) of The Dow Chemical Company of our report dated February 27, 2009, except for the information in Note 1 insofar as it relates to the adoption of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, for which the date is May 5, 2009 relating to the financial statements of Rohm and Haas Company, which appears in the Current Report on Form 8-K/A of The Dow Chemical Company filed May 5, 2009.
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
May 5, 2009